EXHIBIT 99.1

FedFirst Financial Corporation Announces Record First Quarter 2013 Results

MONESSEN, Pa., April 30, 2013 (GLOBE NEWSWIRE) -- FedFirst Financial Corporation (Nasdaq:FFCO) (the "Company"), the parent company of First Federal Savings Bank (the "Bank"), today announced net income of $794,000 for the three months ended March 31, 2013 compared to $456,000 for the three months ended March 31, 2012, an increase of $338,000 or 74.1%. Basic and diluted earnings per share were $0.32 for the three months ended March 31, 2013 compared to $0.16 for the three months ended March 31, 2012, an increase of $0.16 per share or 100.0%.

"We are proud to report record quarterly earnings as we build on the momentum achieved in 2012," said Patrick G. O'Brien, President and CEO. "Through management of our funding costs we were able to improve our net interest margin despite an extremely challenging interest rate environment and declining asset yields. Additional stockholder value was created through utilization of excess capital to continue stock buybacks that were accretive to book value per share."

First Quarter Results

Net interest income for the three months ended March 31, 2013 decreased $33,000, or 1.3%, to $2.5 million compared to $2.6 million for the three months ended March 31, 2012. Modifications and payoffs of higher yielding loans and securities due to the continued historically low interest rate environment resulted in a $375,000 decline in interest income. This was partially offset by interest rate reductions and decreases in average balances on higher-cost deposits that resulted in a $218,000 decrease in deposits expense and payoffs on borrowings that resulted in a $124,000 decrease in borrowings expense.

There was no provision for loan losses for the three months ended March 31, 2013 compared to $160,000 for the three months ended March 31, 2012. The provision decreased primarily due to a decrease in charge-offs. Net charge-offs were $23,000 for the three months ended March 31, 2013 compared to $155,000 for the three months ended March 31, 2012.  The decrease is also attributable to an increase in loans that were separately evaluated for impairment in the current period and did not require a specific reserve.

Noninterest income increased $412,000, or 48.1%, to $1.3 million for the three months ended March 31, 2013 compared to $857,000 for the three months ended March 31, 2012. Insurance commissions increased $388,000 primarily due to a $257,000 increase in contingency fee income.

Noninterest expense increased $90,000, or 3.6%, to $2.6 million for the three months ended March 31, 2013 compared to $2.5 million for the three months ended March 31, 2012. Compensation expense increased $143,000 primarily due to the hiring of additional staff at the Bank's insurance subsidiary, Exchange Underwriters, Inc. ("Exchange Underwriters"), and an increase in stock-based compensation expense. In addition, advertising expense increased $102,000 primarily related to a cooperative marketing agreement that was signed by Exchange Underwriters. This was partially offset by an $87,000 decrease in professional services primarily due to costs associated with strategic planning analysis and initiatives in the prior period.

Balance Sheet Review

Total assets decreased $5.2 million to $313.6 million at March 31, 2013 compared to $318.8 million at December 31, 2012. Securities available-for-sale decreased $6.0 million due to paydowns and a $700,000 maturity of a municipal bond. Net loans increased $2.8 million to $252.3 million primarily as a result of growth in home equity loans and commercial business loans as well as disbursements on commercial constructions loans, partially offset by a decrease in residential mortgage loans. Deposits increased $5.1 million to $219.2 million principally in noninterest and interest-bearing demand deposits, partially offset by a decrease in certificates of deposits. Borrowings decreased $10.8 million to $37.9 million due to a $9.8 million net decrease in short-term borrowings and paydowns on amortizing advances. Stockholders' equity increased $645,000 to $53.9 million primarily due to $794,000 in net income partially offset by the purchase of 15,000 shares of the Company's common stock for $260,000 and a $99,000 dividend payment.

About FedFirst Financial Corporation

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating seven full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company's annual report on Form 10-K as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

FEDFIRST FINANCIAL CORPORATION
SELECTED FINANCIAL INFORMATION

	(Unaudited)
(In thousands, except share and per share data)	March 31,	December 31,
	2013	2012
Selected Financial Condition Data:
Assets	$ 313,562	$ 318,760
Cash and cash equivalents	4,826	5,874
Securities available-for-sale	36,540	42,582
Loans receivable, net	252,344	249,530
Deposits	219,193	214,057
Borrowings	37,892	48,678
Stockholders' equity	53,939	53,294

	(Unaudited)
	Three Months Ended
	March 31,
	2013	2012
Selected Operations Data:
Total interest income	$ 3,244	$ 3,619
Total interest expense	714	1,056
Net interest income	2,530	2,563
Provision for loan losses	--	160
Net interest income after provision for loan losses	2,530	2,403
Noninterest income	1,269	857
Noninterest expense	2,612	2,522
Income before income tax expense and noncontrolling interest in net income of consolidated subsidiary	1,187	738
Income tax expense	351	265
Net income before noncontrolling interest in net income of consolidated subsidiary	836	473
Noncontrolling interest in net income of consolidated subsidiary	42	17
Net income of FedFirst Financial Corporation	$ 794	$ 456

Dividends per share	$ 0.04	$ 0.03
Earnings per share - basic and diluted	0.32	0.16

Weighted average shares outstanding - basic	2,457,646	2,855,926
Weighted average shares outstanding - diluted	2,465,233	2,860,753

	Three Months Ended
	March 31,
	2013	2012
Selected Financial Ratios(1):
Return on average assets	1.01%	0.54%
Return on average equity	5.85	3.07
Average interest-earning assets to average interest-bearing liabilities	127.21	124.92
Average equity to average assets	17.17	17.51
Interest rate spread	3.17	2.95
Net interest margin	3.43	3.28

	Period Ended
	March 31,	December 31,
	2013	2012
Allowance for loan losses to total loans	1.09%	1.13%
Allowance for loan losses to nonperforming loans	145.33	130.94
Nonperforming loans to total loans	0.75	0.86
Nonperforming assets to total assets	0.71	0.74
Nonperforming assets and troubled debt restructurings performing under modified terms to total assets	1.23	1.21
Net charge-offs to average loans	0.01	0.21
Tier 1 (core) capital and tangible equity (2)	14.54	14.02
Tier 1 risk-based capital (2)	22.85	22.55
Total risk-based capital (2)	24.10	23.81
Book value per share	$ 21.36	$ 20.98
Outstanding shares	2,525,341	2,540,341

(1) Ratios are calculated on an annualized basis.
(2) Capital ratios are for First Federal Savings Bank only

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period's format.
CONTACT: Patrick G. O'Brien
         Telephone: (724) 684-6800